Exhibit 10.23

THIS PROMISSORY NOTE, AND PAYMENT AND ENFORCEMENT HEREOF, IS SUBJECT TO THE TERMS AND PROVISIONS OF THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF JUNE 30, 2011 (AS SUCH SUBORDINATION AGREEMENT MAY BE AMENDED FROM TIME TO TIME), BY ZM PRIVATE EQUITY FUND I, L.P. AND ZM PRIVATE EQUITY FUND II, L.P. IN FAVOR OF WELLS FARGO BANK, NATIONAL ASSOCIATION, ADMINISTRATIVE AGENT, AND THE SENIOR LENDERS PARTY TO THAT CERTAIN CREDIT AGREEMENT, DATED AS OF JUNE 24, 2010, WITH ERICKSON AIR-CRANE INCORPORATED, AS BORROWER, AS AMENDED FROM TIME TO TIME.

PROMISSORY NOTE

US $7,000,000.00	June 30, 2011

FOR VALUE RECEIVED, the undersigned, Erickson Air-Crane, Incorporated, a Delaware corporation (“Maker”), promises to pay to ZM Private Equity Fund I, L.P. (such entity, its successors and assigns, “Payee”), in lawful money of the United States of America, the principal sum of SEVEN MILLION DOLLARS (US $7,000,000), with interest thereon, payable in the manner provided below.

1.                                       Principal and Interest; Additional Notes. The principal amount of this Note shall be due and payable on June 30, 2016 (the “Maturity Date”). Except as set forth in Section 5(b) below, interest on the unpaid principal balance of this Note shall accrue at an annual rate equal to twenty percent (20.0%), calculated on the basis of a 365 or 366 day year, as applicable, and charged for the actual number of days elapsed.

Interest shall be payable quarterly in arrears on the first day of each calendar quarter through the increase of the principal amount owing hereunder. For the avoidance of doubt, the accrued and unpaid interest reflected by such increased principal amount shall for all purposes hereunder be considered additional principal and not interest.

From time to time, at the request of Payee, Maker shall issue an additional or replacement notes to Payee (each, an “Additional Note”) reflecting the amount of such increased principal owing hereunder. Such Additional Note may reflect the total principal amount outstanding if in replacement of this Note, the increased principal amount accrued pursuant hereto, or such other amount or amounts consistent with the foregoing, such that the aggregate outstanding principal amount of this Note and any Additional Notes equals the then-outstanding principal amount owing hereunder. Subject to the foregoing, each Additional Note shall have in all other respects the same terms and conditions of this Note, except with respect to the initial accrual date (interest shall accrue from the date of issuance of such Additional Note).

Notwithstanding anything to the contrary in this Section I, all principal and interest payable on the Maturity Date, whether evidenced by this Note or an Additional Note, shall be paid in cash.

2.                                       Manner of Payment.  Except with respect to payments of interest through the addition of principal or the issuance of Additional Notes as provided above, all payments of principal and interest on this Note shall be made by wire transfer of immediately available funds to an account designated by Payee in writing. If any payment of principal or interest on this Note is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day. “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of Oregon.

3.                                       Prepayment. Maker may prepay all or any portion of the balance outstanding under this Note or any Additional Note at any time without premium or penalty. Any prepayment shall be applied first to pay interest accrued to the date of prepayment and second to reduce the principal balance.

4.                                       Default. The occurrence of anyone or more of the following events with respect to Maker shall constitute an event of default hereunder (“Event of Default”):

(a)                                  If Maker shall fail to pay when due any payment of principal or interest on this Note or any Additional Note;

(b)                                 If, pursuant to or within the meaning of the United States Bankruptcy Code or any other applicable federal or state law relating to insolvency or relief of debts (a “Bankruptcy Law”), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its ability to pay its debts as they become due; or

(c)                                  If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case; (ii) appoints a trustee, receiver, liquidator or similar official for Maker or substantially all of Maker’s properties; or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within sixty (60) days.

5.                                       Acceleration; Late Interest. Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by Payee):

(a)                                  Payee may, by written notice to Maker, declare the entire principal balance of this Note and the Additional Notes, together with all accrued and unpaid interest thereon, immediately due and payable in full; and

(b)                                 If the Event of Default is as described in Section 5(a) above, Maker shall pay interest to Payee, from the date of such default to the date of actual payment, on the principal amount in default and, to the extent permitted by applicable law, on overdue interest. The interest rate per annum (using a 365 day year and actual days elapsed) applicable to such amount in default shall be equal to the lesser of two percent (2%) per annum over the interest rate otherwise applicable to this Note and the maximum rate permitted by applicable law (the “Maximum Permitted Rate”).

6.                                       Severability.                              If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.                                       Governing Law; Venue.  This Note shall be governed by and construed in accordance with the domestic laws of the State of Oregon without giving effect to any choice or conflict of law provision or rule (whether of the State of Oregon or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Oregon. Any legal proceeding shall be brought exclusively in the court of general jurisdiction of Clackamas or Multnomah County, Oregon, to the jurisdiction and venue of which court the parties hereto irrevocably consent.

8.                                       Binding Nature. This Note is binding in all respects upon Maker and shall inure to the benefit of Payee and its successors and assigns.

9.                                       Miscellaneous.  Notwithstanding anything to the contrary contained in this Note, or any Additional Note, in no event shall the total of all charges payable by Maker under this Note which are or may be held to be in the nature of interest, exceed the Maximum Permitted Rate.  Should Payee receive any payment which is or would under applicable law cause the interest rate hereunder to exceed the Maximum Permitted Rate, then the portion thereof that would be excessive shall automatically be applied to reduce the principal balance outstanding hereunder and deemed a prepayment of such principal balance and not a payment of interest.

10.                                 Attorneys’ Fees.  If any suit or action arising out of or related to this Note is brought by any party, the prevailing party shall be entitled to recover and/or to be reimbursed for the costs and fees (including, without limitation, reasonable attorneys’ fees, the fees and costs of experts and consultants, and copying, courier and telecommunication costs) incurred by such party in such suit or action (including, without limitation, any post trial or appellate proceeding) or in the collection or enforcement of any judgment or award entered or made in such suit or action. .

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.

ERICKSON AIR-CRANE INCORPORATED

By:	/s/ Charles E. Ryan
	Name:	Charles E. Ryan
	Title:	CFO